Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated September 3, 2013

3 Year Callable Contingent Interest Notes

OVERVIEW

May be appropriate for investors seeking contingent interest payments during the term of the notes. If either underlying is less than its Trigger Level
(defined below) on June 21, 2016 investors have full downside exposure to the least performing of the underlyings. Under these circumstances the payment at maturity will be made in cash based on the least performing Underlying.

At our election, we may redeem the notes early on any Review Date.

You may lose some or all of your principal at maturity and may not receive any interest payments. Any payment on the notes is subject to the credit risk of
JPMorgan Chase and Co.

Summary of Terms

Issuer:                  JPMorgan Chase and Co.
Minimum                  $1,000.00
Denomination:
Underlyings:             SandP 500([R]) Index and Russell 2000([R]) Index
Pricing Date:            September 20, 2013
Observation Date:        September 20, 2016
Maturity Date:           September 27, 2016
Interest Barrier/Trigger With respect to each Underlying, an
Level:                   amount that represents 70% of closing
                         level on the Pricing Date.
Contingent Interest      Between 6.25%* and 6.75%* per annum,
Rate:                    payable at a rate of between 3.125%* and
                         3.375%* semi-annually, if applicable
Trigger Event:           A Trigger Event occurs if the Index closing
                         level on September 20, 2016 of either
                         Underlying is less than its Trigger Level
Review Dates:            March 20, 2014, September 22, 2014,
                         March 20, 2015, September 21, 205,
                         March 21, 2016, September 20, 2016
CUSIP:                   48126NQA8
Preliminary term         http://www.sec.gov/Archives/edgar/data/19
sheet:                   617/000119312513346473/d588901dfwp.h
                         tm

For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, see the hyperlink above.

* To be determined on the Pricing Date, but not less than 6.25% or greater than
6.75% per annum.

** The hypothetical returns set forth above are illustrative and may not be the actual returns on the notes.  These returns do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.

(1) A Trigger Event occurs if the Ending Underlying Value (i.e., the index closing level on September 20, 2016) of any Underlying is less than its Trigger
Level.

Hypothetical Returns**

                  Payment at Maturity
                   (6.25% Contingent     Payment at Maturity
                     Interest Rate)
----------------- ---------------------- -------------------
Least Performing  If a Trigger Event Has  If a Trigger Event
Underlying Return   Not Occurred (1)      Has Occurred (1)
----------------- ---------------------- -------------------
    80.00%            $1,031.25                  N/A
----------------- ---------------------- -------------------
    60.00%            $1,031.25                  N/A
----------------- ---------------------- -------------------
    40.00%            $1,031.25                  N/A
----------------- ---------------------- -------------------
    20.00%            $1,031.25                  N/A
----------------- ---------------------- -------------------
    5.00%             $1,031.25                  N/A
----------------- ---------------------- -------------------
    0.00%             $1,031.25                  N/A
----------------- ---------------------- -------------------
    -5.00%            $1,031.25                  N/A
----------------- ---------------------- -------------------
   -20.00%            $1,031.25                  N/A
----------------- ---------------------- -------------------
   -30.00%            $1,031.25                  N/A
----------------- ---------------------- -------------------
   -30.01%               N/A                   $699.90
----------------- ---------------------- -------------------
   -60.00%               N/A                   $400.00
----------------- ---------------------- -------------------
   -80.00%               N/A                   $200.00

Return Profile
If the Notes have not been previously called and the closing level of both
Underlyings on any review date is greater than or equal to its Interest
Barrier, you will receive on the applicable interest payment date a contingent interest payment equal to at least 3.125%* .

If on any Review Date we elect to redeem the notes early, you will receive a cash payment for each $1,000 principal amount note, equal to (a) $1,000 plus
(b) the contingent interest payment applicable to that Review Date.

If the Notes have not been previously called and a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount Note, equal to (a) $1,000 plus (b) the Contingent Interest
Payment applicable to that Review Date.

If the Notes have not been previously called and a Trigger Event has occurred, your payment at maturity per $1,000 principal amount Note will be calculated as follows: $1,000 + ($1,000 [] Least Performing Underlying Return)

If the notes have not been previously called and a Trigger Event has occurred, you will lose more than 30% of your principal amount and could lose all of your principal amount at maturity

3 Year Callable Contingent Interest Notes

                 North America Structured Investments Selected Benefits [] The
notes offer a higher interest rate than the yield currently available on debt securities of comparable maturity issued by us.

[] Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof [] Semi-annual contingent interest payments of between 6.25% and 6.75%
per annum.

Selected Risks

[]Your investment in the notes may result in a loss. The Notes do not guarantee any return of principal. []The notes do not guarantee the payment of interest and may not pay interest at all.

[]Any payment on the notes is subject to our credit risk. Therefore the value of the notes prior to maturity are subject to changes in the market's view of our creditworthiness.

[] You are exposed to the risks of the decline in value of each Underlying.

[] Your payment at maturity may be determined by the lesser performing of the
Underlyings.

[] Return is limited to the principal amount plus accrued interest regardless of any appreciation of the Underlyings, which may be significant.

[] The optional call feature may force a potential early exit. There is no guarantee you will be able to reinvest the proceeds at a comparable interest rate for a similar level of risk.

[] No dividend payments, voting rights, or ownership rights with the securities included in the Underlyings. [] You are exposed to the risks associated with small capitalization companies.

[] JPMS' estimated value does not represent future values and may differ from others' estimates.

[]The value of the notes which may be reflected in customer account statements may be higher than JPMS' then current estimated value for a limited time period.

[] Lack of liquidity: JPMorgan Securities, LLC, acting as agent for the Issuer
(and who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.

[] Potential conflicts: we and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent, hedging our obligations under the notes and making the assumptions to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of JPMorgan or its affiliates could result in substantial returns for JPMorgan and its affiliates while the value of the notes decline.

[] The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

The risks identified above are not exhaustive. Please see "Risk Factors" in the applicable product supplement and "Selected Risk Considerations" to the applicable term sheet for additional information.

Disclaimer

SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the SEC for any offering to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan Chase and Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and the prospectus supplement as well as any product supplement and term sheet if you so request by calling toll-free 866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments.

Additional information about the symbols depicted in each cube in the top right-hand corner of this fact sheet can be accessed via the hyperlink to one of our filings with the SEC:
http://www.sec.gov/Archives/edgar/data/19617/000095010311004940/crt_dp27418-fwp
..pdf